Exhibit 10.6

BACKBLAZE, INC.

CITY NATIONAL BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of October 21, 2021, by and between CITY NATIONAL BANK (“Bank”) and BACKBLAZE, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accordion Event” means that (a) Borrower has delivered to Bank a written request for an increase to the Revolving Line in an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Requested Amount”), and (b) Bank has made written confirmation to Borrower to make the Requested Amount (or a lesser amount) available as an increase to the Revolving Line, in each case, as determined by Bank in its sole discretion, including without limitation, (i) Bank’s receipt of internal credit approval for such increase to the Revolving Line, and (ii) Bank’s confirmation that no Default or Event of Default has occurred and is continuing or will result from the increase to the Revolving Line.

“Accounts” means and includes all presently existing and hereafter arising accounts (as defined in the Code), contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Adjusted EBITDA” means, with respect to any period of determination, Borrower’s (a) earnings before interest, taxes, depreciation and amortization, plus (b) stock compensation expense, minus (c) non-financed capital expenditures, minus (d) capitalized software expense, plus/minus (e) the net change in deferred revenue, plus (f) identified one-time addbacks of One Million One Hundred Forty-Eight Thousand Seventy-Two Dollars ($1,148,072) in Borrower’s fourth quarter of its fiscal year 2020, Seven Hundred Seventeen Thousand Nine Hundred Forty-Nine Dollars ($717,949) in Borrower’s first quarter of its fiscal year 2021 and Three Hundred Fifty-One Thousand Seven Hundred Sixty-One Dollars ($351,761) in Borrower’s second quarter of its fiscal year 2021, plus (g) up to Five Hundred Thousand Dollars ($500,000) of documented pre-initial public offering expenses; plus (h) other one-time, non-recurring expenses acceptable to Bank, in its sole discretion, in each case as determined in accordance with GAAP.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly such Person, any other Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners; as used in this definition “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.

“Ancillary Services” means any of Bank’s treasury and cash management products and services requested by Borrower and provided by Bank under the Revolving Line, including without limitation, Letters of Credit, Credit Card Services, Automated Clearing House transactions, and FX Contracts.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Revolving Line not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

“Ancillary Services Usage” means, as of any date of determination, the aggregate outstanding amount of all Ancillary Services provided by Bank, including without limitation, the outstanding and undrawn amounts of all Letters of Credit, the aggregate limits of all corporate credit cards and merchant card or account processing reserves, the total amount of all Automated Clearing House transaction origination and processing reserves, the applicable FX Amount and any other limits established, or reserves taken, by Bank in connection with other treasury management services requested by Borrower and approved by Bank.

“Average SOFR” means, for any Interest Period for any Average SOFR Advance, a rate per annum (rounded upward to the next one-sixteenth of one percent (0.0625%), if necessary), equal to the greater of (a) “30-Day Average SOFR” (as revised if applicable) published by the SOFR Administrator on the SOFR Administrator’s Website on the date that is the first day of such Interest Period for such Average SOFR Advance, and (b) one percent (1.00%).

“Average SOFR Advance” means any Advance tied to the Average SOFR.

“Bank Expenses” means all reasonable and invoiced costs or expenses (including reasonable and invoiced attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable and invoiced Collateral audit fees; and Bank’s reasonable and invoiced attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close; provided that, when used in connection with any SOFR Advance, or any other calculation or determination involving a SOFR-Based Rate, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction; provided, however, Bank may, in its sole discretion, consent to a transactions that results in a Change in Control in which a Founder becomes a “beneficial owner”.

“Change in Law” means the occurrence, after the date of this Agreement regardless of the date enacted, adopted or issued, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority, (d) all rules, guidelines or directives thereunder or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection, and (e) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States regulatory authorities.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Card Services” means corporate credit cards and e-commerce merchant account services provided by Bank.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Default” means any circumstance that, with the passage of time or giving of notice, would constitute an Event of Default.

“Equipment” means all “equipment” as defined in the Code and includes all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Section 8.

“Foreign Exchange Reserve Percentage” means a percentage as determined by Bank, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

“Founder” means each of Gleb Budman, Brian Wilson, Tim Nufire, Charles Jones and Kwok Hang Ng.

“FX Amount” means the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.

“FX Contracts” means such agreements as Borrower and Bank may enter into in connection with foreign exchange transactions, which shall include payment of any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization having jurisdiction over such Person.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations; provided that Simple Agreements for Future Equity (“SAFEs”) shall not be Indebtedness for purposes hereunder so long as such agreements are substantially in the form of Borrower’s existing SAFEs as delivered to Bank prior to the Closing Date.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Period” means with respect to any Average SOFR Advance, the period commencing on the date such Average SOFR Advance is made (including the date a Prime Advance is converted to an Average SOFR Advance or an Average SOFR Advance is continued) and ending on the numerically corresponding day of the calendar month that is one month thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the calendar month that is one month thereafter; provided, however, no Interest Period may extend beyond the maturity date of such Average SOFR Advance. For purposes hereof, the date of an Average SOFR Advance initially shall be the date on which such Average SOFR Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Average SOFR Advance.

“Inventory” means all inventory (as defined in the Code) in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit or similar undertaking issued by Bank at Borrower’s request.

“Leverage Ratio” means, as of any date, a ratio of (a) Total Funded Debt to (b) Adjusted EBITDA for the trailing twelve (12) month period ending as of such date.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes made by Borrower payable to Bank, any guaranty in favor of Bank, and any other agreement, instrument or document executed and delivered by Borrower to Bank in connection with this Agreement, all as amended, restated, supplemented or otherwise modified or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Acquisition” means the acquisition (whether by merger, equity purchase, or otherwise) of the assets of, the equity interests of, or a business line or unit or division of, any Person (the “Target”), provided that (a) the Target is a company or companies organized under the laws of the United States or any state or territory thereof or the District of Columbia, unless Borrower is in pro forma compliance with Section 6.10 and 6.11 in accordance with clause (h) below; (b) the Target is engaged in a similar line of business as Borrower both prior to and after giving effect to such proposed acquisition; (c) such proposed acquisition is non-hostile in nature and has been approved by the Target’s board of directors; (d) such proposed acquisition will be accretive to Borrower’s Adjusted EBITDA; (e) no Indebtedness, including without limitation any earn-out, milestone or deferred purchase price payments, other than Permitted Indebtedness, shall be assumed or incurred by Borrower in connection with such acquisition; (f) no Event of Default has occurred and is continuing or would exist after giving effect to such proposed acquisition; (g) Borrower will be the surviving legal entity or hold all of the equity interests of the surviving legal entity; (h) Borrower is in pro forma compliance with Sections 6.10, 6.11, 6.12, and 6.13 hereof as demonstrated by a pro forma compliance certificate delivered to Bank prior to the consummation of the subject acquisition; (i) the total cash consideration for all such acquisitions does not in the aggregate exceed Five Million Dollars ($5,000,000); (j) Borrower shall have provided Bank evidence that, after giving effect to any such acquisition, Borrower shall have unused availability under the Revolving Line plus unrestricted cash at Bank of at least Twenty Five Million Dollars ($25,000,000); (k) Borrower shall have provided Bank not less than thirty (30) days prior written notice of such proposed acquisition, together with all information (financial or otherwise) relating to the Target and such proposed acquisition’s projected impact on Borrower’s operations and financial performance as Bank reasonably requests, as well as all material agreements proposed to be entered into by Borrower (or any Affiliate of Borrower) to effectuate such proposed acquisition; and (l) if the Target is not merged with and into Borrower then, within thirty (30) days after such acquisition, the Target must become a co-borrower under this Agreement and the other Loan Documents and become subject to all rights and obligations of this Agreement and the other Loan Documents, and must execute and deliver to Bank a joinder acceptable to Bank as well as such other documents and agreements as required by Bank in connection with the Target becoming a co-borrower and granting a Lien in favor of Bank on the Collateral.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule, and extensions, re-financings and renewals of such Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and the reasonable cost of installation and improvement thereof and (ii) such Indebtedness does not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any given time;

(d) Subordinated Debt;

(e) Indebtedness consisting of trade payables incurred in the ordinary course of business;

(f) Indebtedness for capital leases related to equipment to the extent such amounts are approved by Borrower’s Board of Directors in its projections provided to Bank; and

(g) other unsecured indebtedness in an aggregate amount not to exceed Twenty-Five Thousand Dollars ($25,000).

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank (iv) Bank’s money market accounts, and (v) other investments made by Borrower in investment products offered by Bank or any Affiliate of Bank (provided that such investments shall not constitute Ancillary Services hereunder);

(c) amounts on deposit in deposit accounts listed on the Schedule (so long as such accounts are closed within ninety (90) days in accordance with Section 6.9) or maintained in accordance with Section 6.9; and

(d) loans or advances made to employees on an arms-length basis in the ordinary course of business consistent with past practices for (i) in connection with the exercise of stock options up to a maximum of $100,000 in the aggregate at any one time outstanding and (ii) travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $200,000 in the aggregate at any one time outstanding.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price and the reasonable cost of installation or improvement of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment and the reasonable cost of installation or improvement thereof, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and

(d) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(e) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(f) customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower, provided that (i) Bank has a first priority perfected security interest in such account and (ii) such account is permitted to be maintained pursuant to this Agreement;

(g) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Advances” means any advance tied to the Prime Rate.

“Prime Rate” means the rate most recently announced by Bank at its principal office in Los Angeles, California as its “Prime Rate.” Any change in the interest rate resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is announced by Bank.

“Responsible Officer” means each of the Chief Executive Officer, and the Chief Financial Officer of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(b) hereof.

“Revolving Line” means a credit extension of up to Nine Million Five Hundred Thousand Dollars ($9,500,000); provided, that from and after the occurrence of the Accordion Event, in Bank’s sole discretion, the Revolving Line means a credit extension of up to Ten Million Dollars ($10,000,000) (or such lesser amount in excess of Nine Million Five Hundred Thousand Dollars ($9,500,000) as determined by Bank, in its sole discretion).

“Revolving Maturity Date” means September 1, 2024.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR-Based Rate” means Average SOFR.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Target” is defined in the definition of Permitted Acquisitions.

“Total Funded Debt” means all Indebtedness (other than with respect to the deferred price of property or services incurred in the ordinary course of business to the extent such amounts are not past due) whether direct or indirect, incurred, assumed or guaranteed, including, without limitation, all outstanding Obligations and all capital lease obligations, Subordinated Debt, and all obligations, contingent or otherwise, under any letter of credit.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Reserved.

(b) Revolving Advances.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, Borrower may request and Bank shall make Advances in an aggregate outstanding amount not to exceed the Revolving Line, less, in each case, any amounts outstanding under the Ancillary Services Sublimit, including the Ancillary Services Usage. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.12.1(b)2.1(b) shall be immediately due and payable.

(ii) Prepayments; Reduction or Termination of Commitments. Borrower may prepay all or any portion of the Advances and other Obligations, without penalty or premium (subject to break funding fees for an Average SOFR Advance). Borrower may, upon notice to Bank, terminate the Revolving Line or the Ancillary Services Sublimit. Borrower shall use the proceeds of the Advances for working capital and corporate purposes.

(iii) Ancillary Services Sublimit. Subject to the availability under the Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services (and the Ancillary Services Usage) shall not at any time exceed the Ancillary Services Sublimit. Availability under the Revolving Line shall be reduced by the Ancillary Services Usage, including without limitation, the aggregate limits of Credit Card Services provided to Borrower, the total amount of any Automated Clearing House processing reserves, the applicable FX Amount, and any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank. In addition, Bank may, in its sole discretion, charge as Advances any amounts for which Bank becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute.

(iv) Procedures for Borrowing. Whenever Borrower desires an Advance, Borrower will notify Bank by email, facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to Borrower’s deposit account.

2.2 Average SOFR Advance Terms and Conditions.

(a) Procedure for Average SOFR Advances. Borrower may request that a Credit Extension be an Average SOFR Advance (including conversion of a Prime Advance to an Average SOFR Advance, or continuation of an Average SOFR Advance as an Average SOFR Advance upon the expiration of the applicable Interest Period). Any such request will be irrevocable, will be made to Bank in writing, no later than 1:00 p.m. Pacific Time on the Business Day that is one day before the Business Day on which the Average SOFR Advance is to be made, converted or continued, and will specify the amount of such Average SOFR Advance and such other information as Bank requests. If Borrower fails to select an Average SOFR Advance in accordance herewith, the Credit Extension will be a Prime Advance.

(b) Availability of Average SOFR Advances. Notwithstanding anything herein to the contrary, each Average SOFR Advance must be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and increments of One Hundred Thousand Dollars ($100,000). Borrower may not have more than five (5) Average SOFR Advances outstanding at any one time under this Agreement. Borrower may have Prime Advances and Average SOFR Advances outstanding simultaneously.

(c) Prepayment of Principal on Average SOFR Advances.

(i) Borrower may not make a partial principal prepayment on an Average SOFR Advance. Borrower may prepay the full outstanding principal balance of an Average SOFR Advance prior to the end of the applicable Interest Period; provided, however, that such payment is accompanied by the prepayment fee described in Section 2.2(c)(ii).

(ii) In the event of (i) the payment of any principal of any Average SOFR Advance other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (ii) the conversion of any Average SOFR Advance other than on the last day of the Interest Period therefor, or

(iii) the failure to borrow, convert, continue or prepay any Average SOFR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Bank for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds; provided that nothing in this Section 2.2(c)(ii) is intended to allow a prepayment that is prohibited by Section 2.2(c)(i). A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof

(d) Suspension of Average SOFR Advances. Each Average SOFR Advance shall be subject to the following:

(i) if Bank is unable to determine the applicable SOFR-Based Rate in respect of a Credit Extension for any reason, or any law, regulation or governmental order, rule or determination makes it unlawful or impractical for Bank to fund or maintain such Credit Extension or to continue such funding or maintaining, Bank shall give notice of such changed circumstances to Borrower and (A) all Average SOFR Advances shall be immediately converted to Prime Advances and (B) Borrower shall not be entitled to elect the applicable SOFR-Based Rate (whether at the time when the applicable Credit Extension was made, upon conversion from a Prime Advance to such Credit Extension, or upon continuation of such Credit Extension) until Bank determines that it would no longer be unable, unlawful or impractical to do so; and

(ii) if at any time Bank shall notify Borrower that any applicable SOFR-Based Rate in respect of a Credit Extension will not adequately reflect the cost to Bank of making, maintaining or continuing such Credit Extension, (A) all Average SOFR Advances shall be immediately converted to Prime Advances and (B) Borrower shall not be entitled to elect the applicable SOFR-Based Rate (whether at the time when the applicable Credit Extension was made, upon conversion from a Prime Advance to such Credit Extension, or upon continuation of such Credit Extension) until Bank determines that the circumstances causing such suspension no longer exist. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 2.2(c), if applicable.

(e) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document (including Section 2.2(d)) (and, for the avoidance of doubt, any interest hedging instrument shall be deemed not to be a “Loan Document” for purposes of this Section 2.2(e)), upon the occurrence of a Benchmark Transition Event, Bank may at any time thereafter amend this Agreement to replace the then current Benchmark with an alternate benchmark rate selected by Bank, together with any spread or other adjustment to be applied to such alternate benchmark rate (including any mathematical or other adjustments to the benchmark), giving due consideration to any evolving or then existing convention for determining a rate of interest as a replacement to such current Benchmark for U.S. dollar denominated bilateral bank-originated loans in the U.S. market (the “Benchmark Replacement”). If the Benchmark Replacement as so determined would be less than zero percent (0%), the Benchmark Replacement will be deemed to be zero percent (0%) for the purposes of this Agreement. Any such amendment will become effective at 5:00 p.m. Pacific Time on the effective date specified in such amendment (such date, the “Benchmark Replacement Date”) without any further action or consent of Borrower, so long as Bank has not received, by the fifteenth calendar day after Bank has provided such proposed amendment to Borrower, written notice of objection to such amendment from Borrower. If Borrower objects to such amendment to implement the Benchmark Replacement, then the

Benchmark Replacement will not be effective hereunder, but from and after the occurrence of the Benchmark Replacement Date, Borrower shall not be entitled to elect that the interest rate on Credit Extensions be based upon the then current Benchmark (whether at the time when made, upon conversion from a Prime Advance, or upon continuation of a Credit Extension bearing interest based upon such Benchmark) and at such time as Bank elects, all Credit Extensions bearing interest based upon the then current Benchmark shall be converted into Prime Advances (subject to Borrower’s right to have Credit Extensions bear interest based upon the Benchmark Replacement once such rate is implemented hereunder in accordance with the terms of this Section 2.2(e)).

(ii) As used in this Section 2.2(e): (A) “Benchmark” means, initially, with respect to any Average SOFR Advance, the SOFR-Based Rate upon which such Average SOFR Advance is based; provided that if a Benchmark Replacement Date has occurred with respect to any such SOFR-Based Rate or any then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to this Section 2.2(e); and (B) “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then current Benchmark: (1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); (2) a public statement or publication of information by a governmental authority having jurisdiction over Bank, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); (3) a public statement or publication of information by a governmental authority having jurisdiction over Bank or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark is no longer, or as of a specified future date will no longer be, representative; (4) the circumstances set forth in Section 2.2(d) have arisen and such circumstances are unlikely to be temporary; or (5) Bank has determined that U.S. dollar denominated bilateral bank-originated loans in the U.S. market are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the then current Benchmark.

(iii) In connection with the implementation of a Benchmark Replacement, Bank will have the right from time to time to make any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period,” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.2(c)(ii) and other technical, administrative or operational matters) to this Agreement and the other Loan Documents that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner Bank determines in connection with the administration of this Agreement and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of Borrower (any such changes, “Benchmark Replacement Conforming Changes”). Bank will promptly notify Borrower of the implementation of any Benchmark Replacement Conforming Changes.

(iv) Any determination, decision or election that may be made by Bank pursuant to this Section 2.2(e) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from Borrower, except, in each case, as expressly required pursuant to this Section 2.2(e).

(v) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then current Benchmark is a term rate and either (1) the tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that the tenor for such Benchmark is or will be no longer representative, then Bank may modify the definition of “Interest Period” (or any similar or analogous definition, if any) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if the tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of “Interest Period” (or any similar or analogous definition, if any) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Rates. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the administration of, submission of, calculation of or any other matter related to any SOFR-Based Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any SOFR-Based Rate or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

2.3 Overadvances. If, at any time of determination, the aggregate amount of the outstanding Advances at any time exceeds the Revolving Line less any amounts outstanding under the Ancillary Services Sublimit, including the Ancillary Services Usage, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.4 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.4(b), Advances consisting of Average SOFR Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to Average SOFR plus two and three-quarters of one percent (2.75%). Except as set forth in Section 2.4(b), Advances consisting of Prime Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (i) the Prime Rate and (ii) three percent (3.00%). The Average SOFR on each Average SOFR Advance shall apply during the entire Interest Period applicable to such Credit Extension.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment. Payments hereunder shall be made via auto debit from Borrower’s account at Bank.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.5 Crediting Payments. So long as no Event of Default has occurred, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.6 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section shall survive the termination of this Agreement.

2.7 Additional Costs. If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Agreement or any Obligations under this Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Agreement (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Agreement; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Agreement by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank requesting such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error. In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank requesting such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

2.8 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a facility fee equal to $35,625, which shall be nonrefundable;

(b) Anniversary Fee. On the first (1st) anniversary of the Closing Date and on each anniversary of the Closing Date thereafter (excluding the Revolving Maturity Date, as may be amended, extended, or otherwise modified from time to time), an anniversary fee equal to three-eighths of one percent (0.375%) of the Revolving Line then in effect;

(c) Unused Fee. Within ten days after the last day of each quarter, a fee equal to one-quarter or one percent (0.25%) of the difference between the Revolving Line and the average daily balance of the Advances outstanding during such quarter; and

(d) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date minus any unused portion of the Twenty Thousand Dollars ($20,000) expense deposit paid by Borrower to Bank prior to the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.9 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) an intellectual property security agreement;

(e) payment of the fees and Bank Expenses then due specified in Section 2.8 hereof;

(f) current financial statements of Borrower; and

(g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2;

(c) no Default or Event of Default shall be continuing or would exist after giving effect to such Credit Extension; and

(d) in Bank’s sole discretion, there has not been any circumstance that would reasonably be expected to have a Material Adverse Effect, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3 Post-Closing Conditions. Borrower shall deliver to Bank, in form and substance satisfactory to Bank, within forty-five (45) days after the Closing Date (or such later time as agreed to by Bank in its sole discretion), (i) a certificate of insurance naming Bank as loss payee and additional insured and other evidence of insurance reasonably required by Bank, (ii) a landlord’s consent in favor of Bank for Borrower’s principal place of business and each of Borrower’s other leased locations holding Collateral valued in excess of One Hundred Thousand Dollars ($100,000) by the respective landlord thereof; (iii) a bailee’s waiver in favor of Bank for each location where Borrower maintains Collateral with a third party valued in excess of One Hundred Thousand Dollars ($100,000), (iv) on a best efforts basis, a UCC amendment executed by Trinity Capital, and (v) on a best efforts basis, a UCC amendment executed by First American Equipment Finance.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof (subject only to Permitted Liens). Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and Obligations constituting Ancillary Services) and termination of Bank’s obligation to make Credit Extensions hereunder, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its jurisdiction of incorporation and qualified and licensed to do business in any state or other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations. The property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor.

5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property. Borrower is the sole owner of the Intellectual Property necessary for its business, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to Borrower’s knowledge no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule or as hereafter disclosed to Bank in writing, Borrower has not done business under any name other than that specified on the signature page hereof. Except as hereafter disclosed in writing to Bank, the chief executive office of Borrower is located at the address indicated in Section 10 hereof. Except as hereafter disclosed in writing to Bank, all of Borrower’s Inventory and Equipment is located at the location set forth in Section 10 hereof or set forth in the Schedule.

5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency involving more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000).

5.9 No Material Adverse Change in Financial Statements. All consolidated (and consolidating if required by Bank) financial statements delivered by Borrower to Bank prior to the Closing Date and under Section 6.3 fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated (and consolidating if required by Bank) results of operations for the period then ended. There has not been a material adverse change in the consolidated (or the consolidating, if applicable) financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower and each Subsidiary have not violated any material statutes, laws, ordinances or rules applicable to it.

5.12 Environmental Condition. None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a written summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Except as provided for in Section 6.6, Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16 Deposit and Securities Accounts. Borrower and each Subsidiary maintain deposit or securities accounts only as set forth in the Schedule.

5.17 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances when made.

6. AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could be reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA in all material respects. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within forty-five (45) days after the end of each quarter, a Borrower prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank (it being agreed that the form delivered by Borrower to Bank prior to the Closing Date shall be deemed acceptable) along with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (b) as soon as available, but in any event within forty-five (45) days after the end of each quarter, a Borrower prepared quarterly recurring revenue report, in form and substance acceptable to Bank; (c) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (d) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (e) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Thousand Dollars ($100,000) or more, or any commercial tort claim acquired by Borrower; (f) as soon as available, but in any event no later than sixty (60) days after the end of Borrower’s fiscal year, annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the following fiscal year, approved by Borrower’s Board of Directors and in form and substance reasonably satisfactory to Bank, and (g) such budgets, sales projections, operating plans, other information as Bank may reasonably request from time to time.

6.4 Audits. Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.5 Inventory; Returns. Borrower shall keep all Inventory (if any) in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.6 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.7 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets (other than Intellectual Property to same extent excluded from the Collateral) of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

6.8 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.9 Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain its depository, operating, and investment accounts with Bank. For each account that Borrower maintains outside of Bank, Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Bank; provided however, that (i) until that date that is ninety (90) days following the Closing Date, Borrower shall be permitted to maintain its existing accounts outside of Bank so long as the balances in such accounts do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time, and (ii) after ninety (90) days after the Closing Date, Borrower shall be permitted to maintain its existing accounts with Wells Fargo Bank and HomeStreetBank so long as the balances in such accounts do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time.

6.10 Minimum Adjusted EBITDA. Borrower shall achieve Adjusted EBITDA, tested quarterly, on a trailing twelve (12) month basis, of not less than eighty percent (80%) of the levels contained in the projections provided by Borrower and accepted by Bank prior to the Closing Date as shown below.

Quarter Ending	Projected Adjusted EBITDA	80% Minimum Adjusted EBITDA Covenant Level
9/30/2021	$9,834,000	$7,867,231
12/31/2021	$13,213,000	$10,570,168
3/31/2022	$15,142,000	$12,113,249
6/30/2022	$19,892,000	$15,913,200
9/30/2022	$20,460,000	$16,367,680
12/31/2022	$22,743,000	$18,194,400
3/31/2023	$25,096,000	$20,076,720
6/30/2023	$27,530,000	$22,023,600
9/30/2023	$30,069,000	$24,055,040
12/31/2023	$32,827,000	$26,261,840
3/31/2024	$33,013,000	$26,410,320
6/30/2024	$33,376,000	$26,701,120
9/30/2024	$33,975,000	$27,179,760
12/31/2024	$34,912,000	$27,929,760

6.11 Maximum Leverage Ratio. Borrower shall maintain at all times, measured quarterly as of the last day of each quarterly period listed below on a consolidated basis, a maximum Leverage Ratio of not more than the corresponding amount listed below for such quarterly period:

Quarterly Period Ending	Maximum Leverage Ratio
September 30, 2021	4.50:1.00
December 31, 2021	4.00:1.00
March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022	3.50:1.00
March 31, 2023, and each quarterly period ending thereafter	3.00:1.00

6.12 Intellectual Property Rights.

(a) Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b) Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.13 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower shall not do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; or (iv) Transfers consisting of Permitted Liens or Permitted Investments.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); experience a change in a Responsible Officer (without providing written notice to Bank within five (5) Business Days following the departure of any such Responsible Officer, and temporary or permanent replacement of such Responsible Officer by the Board of Directors of Borrower within sixty (60) days following the date of such departure), or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions.

7.4 Indebtedness. Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed One Hundred Thousand Dollars ($100,000) in any fiscal year.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt or any subordination agreement entered into with Bank, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. With exception to leased Equipment in the possession of data center vendors in the ordinary course of business, store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, or violate any law or regulation, in each case which could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6 (other than Section 6.1) or violates any of the covenants contained in Section 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4 Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or which could reasonably be expected to have a Material Adverse Effect;

8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination terms applicable to such Subordinated Debt;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) In accordance with applicable law, set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale;

(i) Exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (c) notify all account debtors with respect to the Accounts to pay Bank directly; (d) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (e) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (f) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (g) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (h) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (i) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (j) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Accounts and Collections and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. In addition to the foregoing, at any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof to the extent such amounts relate to protecting or maintaining the Collateral; (b) set up such reserves as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the instance and for the purpose for which it was given.

9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, electronic mail, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	BACKBLAZE, INC.
500 Ben Franklin Ct.
San Mateo, CA 94401

If to Bank:	CITY NATIONAL BANK
150 California Street, 13th Floor San
Francisco, CA 94111
Attn: Raed Alfayoumi, SVP email: raed.alfayoumi@cnb.com

CITY NATIONAL BANK
Attn: Managing Counsel, Credit Unit
Flower Street, 18th Floor Los
Angeles, CA 90071

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank submits to the jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Los Angeles County. This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), in each case except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, Borrower shall deliver all original signed documents requested by Bank no later than ten (10) Business Days following the Closing Date.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality; Disclosure. In handling any confidential information of Borrower or any Subsidiary, Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) so long as such subsidiaries or affiliates comply with the provisions of this Section 12.8, (ii) to prospective transferees or purchasers of any interest in the loans, provided that they are similarly bound by confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9 Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

12.10 Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BACKBLAZE, INC.

By:	/s/ Frank Patchel
Name: Frank P. Patchel
Title: Chief Financial Officer

CITY NATIONAL BANK

By:	/s/ Raed Alfayoumi
Name: Raed Alfayoumi
Title: Senior Vice President